Exhibit 99.1

GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Sensei Biotherapeutics, Inc., a Delaware corporation (the “Company”);

WHEREAS, Apeiron Investment Group, Ltd. (“Apeiron”) intends to deliver a notice to the Company nominating three candidates for election to the Company’s Board of Directors (the “Board”) at the 2023 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”); and

WHEREAS, Apeiron and the other signatories hereto (collectively, the “Group”) wish to form a group for the purpose of working together to enhance stockholder value at the Company and taking all action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 9th day of March 2023 by the parties hereto:

1. While this Agreement is in effect, in accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each member of the Group agrees to the joint filing on behalf of each of them of a statement on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members of the Group, unless such member knows or has reason to know that such information is inaccurate.

2. For so long as this Agreement is in effect, each of the undersigned shall not purchase, acquire, sell, dispose of or otherwise transact in any securities of the Company without the prior written consent of Apeiron.

3. Each of the undersigned agrees to form the Group for the purpose of working together to enhance stockholder value at the Company, including (i) soliciting proxies for the election of certain persons nominated for election to the Board at the Annual Meeting, (ii) taking such other actions as the undersigned deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

4. Apeiron agrees that all out-of-pocket costs and expenses (including fees of outside legal counsel for the parties and obligations under any written indemnification agreements between Apeiron, on the one hand, and individuals nominated by the Group to the Board, on the other hand) incurred by the undersigned in connection with the Group’s activities set forth in Section 4 (the “Expenses”) shall be paid by Apeiron.

5. Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release, Company communication or stockholder communication (including social media posts) proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be as directed by Apeiron.

6. The relationship of the undersigned shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Each party agrees to use its reasonable efforts to avoid taking any action that may cause any other person or entity to be deemed to be a member of the Group without the prior consent of Apeiron.

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7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart. The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties.

8. This Agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9. The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 4 (solely with respect to Expenses incurred prior to the termination of the Agreement) and Section 8 which shall survive any termination of this Agreement) shall terminate on the earlier to occur of (i) the conclusion of the activities set forth in Section 3, (ii) the written agreement of the parties or (iii) Apeiron providing written notice of termination to the other parties.

10. Each party acknowledges that Olshan Frome Wolosky LLP shall act as counsel for both the Group and Apeiron relating to its investment in the Company.

11. Each of the undersigned hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed by them under applicable law.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Presight Sensei Co-Invest Fund, L.P.

By:	Presight Sensei Co-Invest Management, L.L.C., its general partner

By:	Apeiron Investment Group Ltd., its managing member

By:	/s/ Julien Hoefer
	Name:	Julien Hoefer
	Title:	Director

Presight Sensei Co-Invest Management, L.L.C.

By:	Apeiron Investment Group Ltd., its managing member

By:	/s/ Julien Hoefer
	Name:	Julien Hoefer
	Title:	Director

Apeiron Investment Group Ltd.

By:	/s/ Julien Hoefer
	Name:	Julien Hoefer
	Title:	Director

/s/ Christian Angermayer
Christian Angermayer

Apeiron SICAV Ltd. - Presight Capital Fund ONE

By:	/s/ Heinz Daxl
	Name:	Heinz Daxl
	Title:	Director

Altarius Asset Management Ltd.

By:	/s/ Heinz Daxl
	Name:	Heinz Daxl
	Title:	Director

/s/ Peter Miles Davies
Peter Miles Davies
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/s/ Lorin Van Nuland
Lorin Van Nuland

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/s/ Matthew N. Shenkman
Matthew N. Shenkman

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